AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2005

REGISTRATION STATEMENT NO. 333-

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDCORP INC.

(Exact name of Registrant as specified in its charter)

ONTARIO, CANADA	NOT APPLICABLE
(Province or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 BURRARD STREET, SUITE 1560,

VANCOUVER, BRITISH COLUMBIA, CANADA V6C 3L6

(604) 696-3000

(Address and telephone number of Registrant's principal executive offices)

GOLDCORP INC. 2002 STOCK OPTION PLAN

(Full title of the plan)

CT Corporation System, 111 Eighth Avenue, New York, New York 10019 (800) 223-7567

(Name, address (including zip code) and telephone number (including area code)

of agent for service in the United States)

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Copies to:

Mark T. Bennett Cassels Brock & Blackwell LLP Suite 2100, Scotia Plaza 40 King Street West Toronto, ON M5H 3C2	Jonathan C. Guest Perkins Smith & Cohen LLP One Beacon Street 30th Floor Boston, MA 02108

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares	5,979,644	$11.35	$67,868,959.40	$7,988.18

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the weighted-average exercise price of Cdn $14.05 for options outstanding under the plan described herein as of June 16, 2005 and based on the June 16, 2005 Bank of Canada noon rate of exchange between Canadian and United States dollars of Cdn $1.2376 = US $1.00 .

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed or furnished by Goldcorp Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)

the Registrant’s Annual Report on Form 40-F (File No. 001-12970) for the fiscal year ended December 31, 2004 filed with the Commission on March 31, 2005;

(b)

all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above; and

(c)

the description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form F-10 (File No. 333-123876) filed with the Commission on April 6, 2005, including any amendment or report for the purpose of updating such description.  The Registrant’s Common Shares were initially described in the Registrant’s Joint Management Information Circular filed as Exhibit 99 to the Registrant’s Form 6-K filed with the Commission on October 2, 2000.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or body corporate and provided that the director or officer acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  Such indemnification may be made in connection with a derivative action only with court approval.  A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled the conditions set forth above.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant’s request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

EXHIBIT NO.	DESCRIPTION
4.1	Goldcorp Inc. 2002 Stock Option Plan.
5.1	Opinion of Cassels Brock & Blackwell LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accountants.
23.2	Consent of Cassels Brock & Blackwell LLP (contained in its opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings.

(a)

The Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described under Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on June 20, 2005.

GOLDCORP INC.

By: /s/ Peter D. Barnes

Name: Peter D. Barnes

Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Peter D. Barnes, with full powers of substitution and resubstitution, our true and lawful attorney-in-fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits hereto and other documents in connection therewith, with the Commission, granting unto said attorney with full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as to he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ Ian W. Telfer Ian W. Telfer	President, Chief Executive Officer and Director (principal executive officer)	June 20, 2005
/S/ Peter D. Barnes Peter D. Barnes	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 20, 2005
/S/ Robert R. McEwen Robert R. McEwen	Chairman and Director	June 20, 2005
/S/ David R. Beatty David R. Beatty	Director	June 20, 2005
/S/ John Bell John Bell	Director	June 20, 2005
/S/ Lawrence Bell Lawrence Bell	Director	June 20, 2005
/S/ Douglas Holtby Douglas Holtby	Director	June 20, 2005
/S/ Brian W. Jones Brian W. Jones	Director	June 20, 2005
/S/ Antonio Madero Antonio Madero	Director	June 20, 2005
/S/ Donald R. M. Quick Donald R. M. Quick	Director	June 20, 2005
/S/ Michael L. Stein Michael L. Stein	Director	June 20, 2005

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
4.1	Goldcorp Inc. 2002 Stock Option Plan.
5.1	Opinion of Cassels Brock & Blackwell LLP.
23.1	Consent of KPMG LLP, Independent Registered Public Accountants.
23.2	Consent of Cassels Brock & Blackwell LLP (contained in its opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).